EXHIBIT 6
         to SCHEDULE 13D


                           ARCHIPELAGO HOLDINGS, INC.

                                LOCK-UP AGREEMENT

                                 AUGUST 6, 2004




Goldman, Sachs & Co.
J.P. Morgan Securities, Inc.
c/o Goldman, Sachs & Co.
85 Broad Street
New York, NY 10004

         Re:  Archipelago Holdings, Inc. - Lock-up Agreement
              ----------------------------------------------

Ladies and Gentlemen:

         The undersigned understands that you, as representatives (the "Representatives"), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the "Underwriters"), with Archipelago Holdings, Inc., a Delaware corporation (the "Company"), providing for a public offering of the Common Stock of the Company (the "Shares") pursuant to a Registration Statement on Form S-1 (File No. 333-113226) filed with the Securities and Exchange Commission (the "SEC").

         In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date hereof and continuing to and including the date 180 days after the date of the final Prospectus covering the public offering of the Shares (the "Agreement Term"), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock of the Company, or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the "Undersigned's Shares").

         The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned's Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned's Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

         Notwithstanding the foregoing, the undersigned may (A) transfer the Undersigned's Shares (i) to the Underwriters pursuant to the Underwriting Agreement, (ii) as a BONA FIDE gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (iii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or
(iv) with the prior written consent of Goldman, Sachs & Co. on behalf of the Underwriters and (B) exercise any options or other rights granted under the Archipelago Holdings, L.L.C. 2000 Long-Term Incentive Plan, the Archipelago Holdings, L.L.C. 2003 Long-Term Incentive Plan, the Archipelago Holdings 2004 Stock Incentive Plan or the Archipelago Holdings Employee Stock Purchase Plan, each as amended, modified or supplemented from time to time, and outstanding on the date hereof (collectively, the "Benefit Plans"), provided that, (x) notwithstanding the terms of any Benefit Plan, during the Agreement Term the payment for such exercise shall be made solely in cash and (y) the shares of Common Stock of the Company received by the undersigned pursuant to his, her or its exercise of such options or other rights granted under any Benefit Plan shall remain subject to the terms of this Lock-Up Agreement. For purposes of this Lock-Up Agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

         In addition, if the undersigned is a broker-dealer registered with the SEC under Section 15(b) of the Securities Exchange Act of 1934 (the "Exchange Act") whose activities in the ordinary course of business include the purchase and sale of securities in the secondary market, the restrictions set forth herein shall not prohibit the undersigned, subject to the provisions of the Agreement Among Underwriters relating to the offering of the Shares, from the ordinary course purchase and sale of any securities that it acquires in the secondary market after the date of the final Prospectus covering the public offering of the Shares.

         Further, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation or to any affiliate, as defined in NASD Rule 2720(b)(1), of such corporation, so long as such transfer does not require any filing with, or report to, the SEC pursuant to either Section 13 or
Section 16 of the Exchange Act; PROVIDED, HOWEVER, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Lock-Up Agreement and there shall be no further transfer of such capital stock except in accordance with this Lock-Up Agreement, and provided further that any such transfer shall not involve a disposition for value. The undersigned now has, and, except as contemplated by clause (i), (ii),
(iii) or (iv) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned's Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with


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

the Company's transfer agent and registrar against the transfer of the Undersigned's Shares except in compliance with the foregoing restrictions. This Lock-Up Agreement shall lapse and become null and void if the offering shall not have been consummated on or before December 31, 2004.

         The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors, and assigns.


                                           Very truly yours,

                                           GAP Coinvestment Partners II, L.P.
                                           ------------------------------------
                                           Exact Name of Shareholder

                                           By: /s/ Matthew Nimetz
                                           ------------------------------------
                                           Authorized Signature

                                           A General Partner
                                           ------------------------------------
                                           Title




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